Exhibit 3.2

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)
Filed By:

DYNAMIC ASSOCIATES, INC.

We, the undersigned JAN WALLACE and LOGAN ANDERSON of DYNAMIC ASSOCIATES, INC. DO HEREBY CERTIFY:

That the Board of Directors of said corporation at a meeting duly convened, held on the 28th day of October 1996, adopted a resolution to amend the original articles as follows:

Article V is hereby amended to read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares, having a par value of $0.001 (1 mill) per share. the stock shall be designated as Class “A” voting common stock and shall have the same rights and preferences. The common stock shall not be divided into classes and may not be issued in series. Fully paid stock of this Corporation shall not be liable for any further call or assessment. The total capitalization of the Corporation shall be $100,000.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,780,000. The said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Jan Wallace
President or Vice President

/s/ Logan Anderson
Secretary or Assistant Secretary